UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2005

ALTEON INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16043 (Commission File Number)	13-3304550 (IRS Employer Identification No.)
6 Campus Drive
Parsippany, New Jersey 07054
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (201) 934-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
SIGNATURES

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On December 15, 2005, the Compensation Committee of the Board of Directors of Alteon Inc. approved the acceleration of the vesting date of all previously issued, outstanding and unvested options, effective December 31, 2005. Approximately 1.47 million options were accelerated, of which approximately 1.3 million belong to executive officers and non-employee members of the board of directors.
The Company believes that because all options that have been accelerated have exercise prices in excess of the current market value of the Company’s common stock, the options have limited economic value. The Company also implemented the acceleration program to eliminate non-cash compensation expenses that would have been recorded in future periods following the Company’s adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004),” (FAS123R) in the first quarter of fiscal 2006. FAS 123R requires recognizing compensation expense for any unvested stock options at the date of adoption of FAS 123R over the remaining requisite service period of the options. Through the end of fiscal 2005, the Company accounted for options using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which required only footnote disclosure of the compensation expense associated with stock options. The future expense that will be eliminated as a result of the option acceleration is estimated to be approximately $640,000 which would have been taken over a period of four years, the time period during which all of the underwater options would have vested.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTEON INC.
Dated: January 27, 2006

/s/ Kenneth I. Moch
Kenneth I. Moch
President and Chief Executive Officer